Towerstream Reports Second Quarter 2012 Results

Signs Agreement to Acquire Delos Internet in Houston

MIDDLETOWN, R.I., August 9, 2012 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading 4G and Wi-Fi/ Small Cell Network Services provider, announced results for the second quarter ended June 30, 2012.

Second Quarter Operating Highlights

•	Revenues increased 4% to $8.1 million during the second quarter 2012 compared to the first quarter 2012 and increased 23% compared to the second quarter 2011.
•	Adjusted EBITDA profitability, excluding non-recurring expenses and net costs associated with the small cell rooftop asset platform, was $1.3 million for the second quarter 2012 compared to $1.4 million for the first quarter 2012 and $1.1 million for the second quarter 2011.
•	Customer churn for the second quarter 2012 was 1.65% and remained within or below the Company’s target range of 1.4% to 1.7% for the eleventh consecutive quarter.
•	Customer upgrades for the second quarter were at record levels, increasing in dollar value by 31% compared to the first quarter 2012 and by 26% compared to the second quarter 2011.
•	Nodes constructed for the small cell network totaled approximately 600 during the second quarter 2012 which was a quarterly high to date.
•	Executed an agreement whereby Delos Internet will become a wholly-owned subsidiary of the Company. The transaction is subject to customary conditions and is expected to close in the fourth quarter. Delos Internet is based in Houston, Texas which is the fourth largest city in the United States.

Management Comments

“Node construction activity was robust during the second quarter and we are on track to reach our target of 5,000 nodes by the first quarter of 2013,” stated Jeffrey Thompson, President and Chief Executive Officer.  “We expect to be well positioned when network integration is complete and data traffic begins moving onto our small cell network in 2013.”

“We are pleased to announce our plans to acquire Delos Internet which is based in Houston, the fourth largest city in the country” stated Joseph Hernon, Chief Financial Officer. “Houston has been growing rapidly and we believe there are excellent opportunities to increase the revenue base for our broadband services and utilize Delos’ network to support our small cell rooftop asset platform.  This transaction will expand our national presence to 13 markets including 9 of the 10 largest in the country.”

Selected Financial Data and Key Operating Metrics

(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	6/30/2012	3/31/2012	6/30/2011
Selected Financial Data
Revenues	$8,103	$7,819	$6,581
Gross margin	54%	61%	72%
Adjusted gross margin excluding small cell rooftop asset platform expenses	70%	72%	74%
Depreciation and amortization	3,348	3,281	2,213
Core operating expenses (1)(2)	5,750	5,840	4,379
Operating loss (1)	(4,714)	(4,370)	(1,857)
Gain (loss) on business acquisition	(40)	-	1,046
Net loss (1)	(4,759)	(4,380)	(812)
Adjusted EBITDA (2)	(884)	(520)	536
Non-recurring expenses	41	334	135
Small cell rooftop asset platform expenses, net	2,180	1,617	404
Adjusted EBITDA excluding non-recurring and small cell rooftop asset platform expenses, net(2)	1,337	1,431	1,075
Capital expenditures
Wireless broadband	$3,779	$3,813	$2,077
Small cell rooftop asset platform	4,046	2,048	1,827

Key Operating Metrics
Churn rate (2)	1.65%	1.58%	1.56%
ARPU (2)	$708	$706	$703
ARPU of new customers (2)	477	545	607

(1) Includes stock-based compensation of $392, $524 and $141, respectively.

(2) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

Operating Outlook and Guidance

•	Revenues for the third quarter 2012 are expected to range between $8.2 million to $8.4 million.

•	Adjusted EBITDA profitability is expected to range between $1.3 million to $1.5 million.

•	Nodes constructed in the third quarter 2012 are expected to total approximately 900.

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”). Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business. EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) nonmonetary transactions, and (iii) business acquisitions. Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs. We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth. The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period. We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR. ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues. Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, excluding non-recurring expenses and small cell rooftop asset platform expenses, net, has been reconciled to Net loss as follows:

(All dollars are in thousands)

	Three months ended
	6/30/2012	3/31/2012	6/30/2011
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA, excluding non-recurring expenses and small cell rooftop asset platform expenses, net	$1,337	$1,431	$1,075
Depreciation and amortization	(3,348)	(3,281)	(2,213)
Non-recurring expenses, primarily acquisition-related	(41)	(334)	(135)
Small cell rooftop asset platform expenses, net	(2,180)	(1,617)	(404)
Stock-based compensation	(392)	(524)	(141)
Loss on property and equipment	(12)	(12)	(30)
Loss on nonmonetary transactions	(78)	(33)	(9)
Interest expense	(17)	(22)	(2)
Gain (loss) on business acquisition	(40)	-	1,046
Other income (expense), net	(2)	(5)	(3)
Interest income	14	17	4
Net loss	$(4,759)	$(4,380)	$(812)

Summary Condensed Consolidated Financial Statements

(All dollars are in thousands except per share amounts)

Statement of Operations	(Unaudited)		(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012 2011

Revenues	$8,103	$6,581	$15,922	$12,534

Operating Expenses
Cost of revenues (exclusive of depreciation)	3,719	1,846	6,787	3,352
Depreciation and amortization	3,348	2,213	6,629	4,188
Customer support services	1,173	733	2,240	1,504
Sales and marketing	1,510	1,381	2,940	2,721
General and administrative	3,067	2,265	6,410	4,140
Total Operating Expenses	12,817	8,438	25,006	15,905
Operating Loss	(4,714)	(1,857)	(9,084)	(3,371)
Other Income (Expense)
Gain (loss) on business acquisition	(40)	1,046	(40)	1,046
Interest income	14	4	31	10
Interest expense	(17)	(2)	(39)	(5)
Other income (expense), net	(2)	(3)	(7)	(5)
Total Other Income (Expense)	(45)	1,045	(55)	1,046
Net Loss	$(4,759)	$(812)	$(9,139)	$(2,325)

Net loss per common share	$(0.09)	$(0.02)	$(0.17)	$(0.05)
Weighted average common shares outstanding – basic and diluted	54,369	42,639	54,341	42,426

Analysis of Second Quarter Results of Operations

Revenues for the second quarter 2012 increased 4% from the first quarter 2012 and increased 23% compared to the second quarter 2011. These increases were driven by a 16% growth in our customer base from approximately 3,100 customers at the end of the second quarter 2011 to approximately 3,600 at the end of the second quarter 2012.

ARPU of all customers in the second quarter 2012 increased less than 1% compared to the first quarter 2012 and increased 1% compared the second quarter 2011. ARPU of new customers decreased 12% in the second quarter 2012 compared to the first quarter 2012 and decreased 21% compared to the second quarter 2011. ARPU of new customers can fluctuate on a quarter-to-quarter basis depending upon the relative percentage of customers purchasing lower bandwidth service, known as multipoint, and higher bandwidth service, known as point-to-point.

Customer churn during the second quarter 2012 was 1.65% compared to 1.58% during the first quarter 2012 and 1.56% during the second quarter 2011. Our churn rate was within our targeted range of 1.4% to 1.7% and remains low compared to industry averages.

Cost of revenue increased 21% in the second quarter 2012 compared to the first quarter 2012 and increased by slightly greater than 100% compared to the second quarter 2011. The Company spent $1.3 million in the second quarter 2012 related to the construction of its small cell rooftop asset platform as compared to $0.8 million in the first quarter 2012 and $0.1 million in the second quarter 2011. The increase also related to additional network expenses associated with the acquisition of One Velocity and Color Broadband.

Depreciation expense increased 11% in the second quarter 2012 compared to the first quarter 2012 and increased 65% compared to the second quarter 2011. The base of depreciable assets was 14% higher at the end of the second quarter 2012 as compared to the first quarter 2012 and 58% higher compared to the second quarter of 2011. The increased depreciable base reflects continued growth in the core business as well as spending on the small cell rooftop asset platform.

Amortization expense decreased 17% in the second quarter 2012 compared to the first quarter 2012 and increased 23% compared to the second quarter 2011. The sequential decrease relates to customer based intangible assets recorded in connection with the acquisition of Pipeline Wireless which were fully amortized as of June 30, 2012. The year-over-year increase relates to customer based intangible assets recorded in connection with the acquisition of Color Broadband in the fourth quarter 2011.

Customer support expenses increased 10% in the second quarter 2012 compared to the first quarter 2012 and increased 60% compared to the second quarter 2011. Costs associated with the small cell rooftop asset platform totaled approximately $252,000 in the second quarter 2012 compared to approximately $214,000 in the first quarter 2012 and approximately $42,000 in the second quarter 2011. In addition, there were staffing additions and other costs incurred to support our customer base which increased 16% over the one year period.

Sales and marketing expenses increased 6% in the second quarter 2012 compared to the first quarter 2012 and increased 9% compared to the second quarter 2011. These increases primarily related to higher payroll costs.

General and administrative expenses decreased 8% in the second quarter 2012 compared to the first quarter 2012 and increased 35% compared to the second quarter 2011. Costs associated with the small cell rooftop asset platform totaled approximately $0.6 million in the second quarter 2012 compared to approximately $0.6 million in the first quarter 2012 and approximately $0.2 million in the second quarter 2011. The year-over-year increase also relates to higher employee stock-based compensation and information technology spending.

Capital expenditures totaled $7.8 million for the second quarter 2012 as compared to $5.9 million for the first quarter 2012 and $3.9 million for the second quarter 2011. The Company spent $4.0 million in the second quarter 2012 related to the construction of its small cell rooftop asset platform as compared to $2.0 million in the first quarter 2012 and $1.8 million in the second quarter 2011.

Balance Sheet
(All dollars are in thousands)
	(Unaudited)	(Audited)
	June 30, 2012	December 31, 2011
Assets
Current Assets
Cash and cash equivalents	$31,416	$44,672
Other	1,764	1,216
Total Current Assets	33,180	45,888

Property and equipment, net	36,487	27,531

Other assets	8,900	10,218

Total Assets	78,567	83,637

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	5,066	3,564
Deferred revenues and other	2,495	2,277
Total Current Liabilities	7,561	5,841

Long-Term Liabilities	2,266	651
Total Liabilities	9,827	6,492

Stockholders’ Equity
Common stock	54	54
Additional paid-in-capital	120,204	119,470
Accumulated deficit	(51,518)	(42,379)
Total Stockholders’ Equity	68,740	77,145
Total Liabilities and Stockholders’ Equity	$78,567	$83,637

Statement of Cash Flows (Unaudited)	Six months ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(9,139)	$(2,325)
Non-cash adjustments:
Depreciation & amortization	6,629	4,188
Stock-based compensation	916	247
(Gain) loss on business acquisition	40	(1,046)
Other	147	119
Changes in operating assets and liabilities	247	(176)
Net Cash (Used in) Provided By Operating Activities	(1,160)	1,007

Cash Flows From Investing Activities
Acquisitions of property and equipment	(11,643)	(6,320)
Acquisition of businesses	-	(1,600)
Other	(400)	(42)
Net Cash Used in Investing Activities	(12,043)	(7,962)

Cash Flows From Financing Activities
Repayment of capital leases	(275)	(40)
Proceeds from stock issuances	222	267
Net Cash (Used in) Provided By Financing Activities	(53)	227

Net Decrease In Cash and Cash Equivalents	(13,256)	(6,728)
Cash and Cash Equivalents – Beginning	44,672	23,173
Cash and Cash Equivalents – Ending	$31,416	$16,445

Market data for the three months ended June 30, 2012

(All dollars are in thousands)

						Adjusted
		Cost of			Operating	Market
Market	Revenues	Revenues(1)	Gross Margin (1)		Costs	EBITDA
Los Angeles	$1,926	$646	$1,280	66%	$381	$899
New York	1,806	482	1,324	73%	283	1,041
Boston	1,748	365	1,383	79%	225	1,158
Chicago	938	274	664	71%	193	471
San Francisco	410	93	317	77%	73	244
Miami	406	98	308	76%	95	213
Las Vegas-Reno	397	153	244	62%	46	198
Dallas-Fort Worth	161	92	69	43%	90	(21)
Providence-Newport	125	45	80	64%	32	48
Seattle	115	56	59	51%	25	34
Philadelphia	25	17	8	32%	23	(15)
Nashville	10	15	(5)	-%	8	(13)
Total	$8,067	$2,336	$5,731	71%	$1,474	$4,257

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
Adjusted market EBITDA	$4,257
Centralized costs (1)	(1,013)
Corporate expenses	(2,038)
Small cell rooftop platform, net	(2,180)
Depreciation and amortization	(3,348)
Stock-based compensation	(392)
Other income (expense)	(45)
Net loss	$(4,759)

Market data for the three months ended June 30, 2011

(All dollars are in thousands)

						Adjusted
		Cost of			Operating	Market
Market	Revenues	Revenues(1)	Gross Margin(1)		Costs	EBITDA
Boston	$1,706	$399	$1,307	77%	$275	$1,032
New York	1,503	350	1,153	77%	314	839
Los Angeles	1,048	192	856	82%	275	581
Chicago	917	295	622	68%	162	460
San Francisco	386	73	313	81%	97	216
Miami	342	80	262	77%	92	170
Las Vegas-Reno	189	76	113	60%	8	105
Seattle	138	54	84	61%	35	49
Providence-Newport	112	42	70	63%	24	46
Dallas-Fort Worth	180	79	101	56%	71	30
Philadelphia	44	18	26	59%	28	(2)
Nashville	16	12	4	25%	11	(7)
Total	$6,581	$1,670	$4,911	75%	$1,392	$3,519

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$3,519
Centralized costs (1)	(726)
Corporate expenses	(1,893)
Small cell rooftop asset platform	(404)
Depreciation and amortization	(2,213)
Stock-based compensation	(141)
Other income (expense)	1,046
Net loss	$(812)

Market data for the six months ended June 30, 2012

(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
Los Angeles	$3,893	$1,226	$2,667	69%	$729	$1,938
New York	3,439	905	2,534	74%	591	1,943
Boston	3,436	759	2,677	78%	490	2,187
Chicago	1,799	532	1,267	70%	336	931
Las Vegas-Reno	829	306	523	63%	87	436
Miami	825	187	638	77%	196	442
San Francisco	787	162	625	79%	148	477
Dallas-Fort Worth	331	175	156	47%	168	(12)
Providence-Newport	233	85	148	64%	63	85
Seattle	231	119	112	49%	52	60
Philadelphia	48	33	15	32%	44	(29)
Nashville	20	28	(8)	-%	18	(26)
Total	$15,871	$4,517	$11,354	72%	$2,922	$8,432

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$8,432
Centralized costs (1)	(1,885)
Corporate expenses	(4,289)
Small cell rooftop platform, net	(3,797)
Depreciation and amortization	(6,629)
Stock-based compensation	(916)
Other income (expense)	(55)
Net loss	$(9,139)

Market data for the six months ended June 30, 2011

(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
Boston	$3,359	$794	$2,565	76%	$497	$2,068
New York	2,951	675	2,276	77%	637	1,639
Los Angeles	1,999	366	1,633	82%	537	1,096
Chicago	1,733	521	1,212	70%	348	864
San Francisco	735	132	603	82%	190	413
Miami	643	149	494	77%	195	299
Las Vegas-Reno	189	76	113	60%	8	105
Seattle	274	107	167	61%	63	104
Providence-Newport	231	84	147	64%	50	97
Dallas-Fort Worth	324	160	164	51%	136	28
Philadelphia	64	31	33	52%	56	(23)
Nashville	32	20	12	38%	23	(11)
Total	$12,534	$3,115	$9,419	75%	$2,740	$6,679

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$6,679
Centralized costs (1)	(1,483)
Corporate expenses	(3,607)
Small cell rooftop asset platform	(525)
Depreciation and amortization	(4,188)
Stock-based compensation	(247)
Other income (expense)	1,046
Net loss	$(2,325)

(1)	Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in other line items in the Market Data table, either because they are not specific to any market or they relate to the small cell rooftop asset platform.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on August 9, 2012 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through August 16, 2012 at 11:59 p.m. ET by dialing 800-585-8367 or 404-537-3406 (for international callers) using pass code 99397866.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

About Towerstream Corporation

Towerstream (NASDAQ: TWER) is a leading 4G and Wi-Fi/Small Cell Network provider. The company owns, operates, and leases Wi-Fi and Small Cell sites to cellular phone operators, tower, Internet and cable companies and hosts a variety of customers on its network. Towerstream was originally founded in 2000 to deliver fixed-wireless high-speed Internet access to businesses and to date offers superior broadband services in over 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, Las Vegas-Reno and the greater Providence area. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand a small cell rooftop asset platform in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net

MEDIA CONTACT:

Todd Barrish

Indicate Media
646-396-6090

todd@indicatemedia.com

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